UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 29, 2015
Date of Report

VASOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

(516) 997-4600
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provided in Item 2.01 and Item 2.03 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 2.01 Completion of Acquisition of Assets

On May 29, 2015, the Company entered into an agreement for, and completed its purchase of, all of the assets of NetWolves, LLC and its affiliates, including the membership interests in Netwolves Network Services LLC  (collectively, the “Netwolves Entities”) for $18,000,000 (the “Purchase Price”). The purchase of the Netwolves Entities (the "Netwolves Transaction") was accomplished pursuant to an Asset Purchase Agreement (the "Purchase Agreement").  As a result, the Company effectively purchased all rights, titles and ownership of all assets held by the Netwolves Entities.

The Netwolves Entities design and deliver efficient and cost-effective multi-network and multi-technology solutions as a managed network provider. The Netwolves Entities provide a complete single-source solution that includes design, network redundancy, application device management, real-time network monitoring, reporting and support systems as a comprehensive solution.

One of the Company’s directors, Peter Castle, was the Chief Executive Officer and President of NetWolves, LLC.  Another of the Company’s directors, David Lieberman, was a director of NetWolves Network Services, LLC. Mr. Castle and Mr. Lieberman owned of record approximately 10.4% and 5.7%, respectively of the membership interests of NetWolves LLC.  Mr. Lieberman may also be deemed to have owned beneficially up to an additional 13.5% of such membership interests.  The Company’s board of directors negotiated the Purchase Price on an arm’s length basis, and both Mr. Castle and Mr. Lieberman abstained from the vote approving the Purchase Agreement.

The Company obtained an opinion regarding the fairness of the Purchase Price for the NetWolves entities from a reputable, independent third-party investment banking firm.  $14,200,000 of the Purchase Price was paid for by cash on hand, and the remaining $3,800,000 was raised from the sale of a Subordinated Secured Note sold to MedTechnology Investments, LLC (“MedTech”) as disclosed in Item 2.03 below.

The foregoing description of the Netwolves Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

On May 29, 2015, the Company entered into a Note Purchase Agreement with MedTech pursuant to which it issued MedTech a secured subordinated promissory note for $3,800,000  ( “Note”). MedTech was formed to acquire the Note, and $1,950,000 of the aggregate funds used to acquire the Note was provided by six of our directors.

The Note bears interest at an annual rate of 9%, matures on May 29, 2019, may be prepaid without penalty, and is subordinated to any current or future Senior Debt as defined in the Subordinated Security Agreement. The Subordinated Security Agreement secures payment and performance of the Company’s obligations under the Note and as a result,  Medtech was granted a subordinated security interest in the Company’s assets. The proceeds from the sale of the Note were used as partial payment for the Purchase Price.

The Company believes that the terms and conditions of the Note were more favorable than those available from an unaffiliated third party.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial information required by this item, if any, with respect to the Netwolves Transaction will be filed as soon as practicable and in any event within the timeframe required by Form 8-K.

(b) Pro Forma Financial Information

The pro forma financial information required by this item, if any, with respect to the Transactions will be filed as soon as practicable and in any event within the timeframe required by Form 8-K.

(d) Exhibits

EXHIBIT INDEX

Exhibit	Description

4.1 10.1 10.2	Secured Subordinated Note Asset Purchase Agreement, dated as of May 29, 2015, by and among the Company and the NetWolves Entities. Subordinated Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASOMEDICAL, INC.
Date: June 4, 2015	By: /s/ Jun Ma Name: Jun Ma Title: President and Chief Executive Officer